SHAREHOLDER SERVICES AGREEMENT

THIS SHAREHOLDER SERVICES AGREEMENT is effective as of April 13, 2022, by and between Voya Institutional Plan Services, LLC, a Delaware limited liability company having a principal place of business at 30 Braintree Hill Office Park, Braintree, Massachusetts 02184 (“Voya”), Northern Lights Distributors, LLC, a Nebraska limited liability company having its principal place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (“Distributor”), Tributary Funds, Inc., a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197 (the “Trust”) on behalf of each series listed on Attachment A attached hereto (the “Funds”), and Tributary Capital Management, LLC, a Colorado limited liability company having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197 (“Adviser”).

WHEREAS, Voya has been retained by the sponsor, administrator, or employer (the “Sponsor”) of one or more qualified, nonqualified, eligible and/or tax-conditioned retirement plans (each a “Plan” and, collectively, the “Plans”), to provide recordkeeping and related administrative services on behalf of such Plans and the participants and beneficiaries under such Plans (the “Participants”), including processing of orders for investment and reinvestment of assets in the various investment options available under the Plans;

WHEREAS, Voya has been requested by the Sponsors of such Plans to offer as investment options under such Plans one or more of the Funds, each of which is a registered investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Distributor serves as distributor to the Funds;

WHEREAS, Adviser serves as investment adviser to the Funds; and

WHEREAS, on the terms and conditions hereinafter set forth, the parties desire to make shares of the Funds available as investment options under the Plans and to retain Voya to perform certain administrative services on behalf of the Funds, and Voya is willing and able to furnish such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Transactions in the Funds

Subject to the terms and conditions of this Agreement, the Trust through Distributor will make shares of the Funds available to be purchased, exchanged or redeemed by or on behalf of the Plans at the net asset value applicable to each order. The Funds’ shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by Voya to correspond with investment instructions (“Instructions”) received by Voya from the Participants and/or Plans. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds. The Trust and its designated agent agree to waive any and all loads and fees, other than redemption fees as set forth in Section 8. The Distributor and the Funds further agree to waive any restrictions related to the size of any transactions. Voya represents that it has been authorized by the Plans to implement the investment of Plan assets on behalf of the Plan or an appropriately designated trustee, custodian or other designee of the Plan in shares of the Funds specified by the sponsor, investment advisor, administrative committee or other fiduciary designated by a Plan (the “Plan Representative”) upon the direction of a Participant. The parties acknowledge and agree that selections of particular investment companies or other

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investment vehicles are made by Plan Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

2.	Administrative Services

Voya agrees to provide the administrative services for the Plans and Plan Participants as specified in Attachment B attached hereto (the “Administrative Services”). The Distributor shall not be required to provide Administrative Services for the benefit of the Plans or Plan Participants. Voya’s representatives shall not make any statements that indicate otherwise to Participants or representatives of any Plan. Voya agrees that it will maintain and preserve all records in connection with providing the Administrative Services as required by applicable law or by its agreements with Plan Sponsors, and will otherwise comply with all laws, rules and regulations applicable to the provision of the Administrative Services. For avoidance of doubt, none of the services contemplated herein shall be construed as distribution- or marketing-related services.

3.	Processing and Timing of Plan Transactions

(a)	Voya, the trustee, custodian or other designee of a Plan shall be the sole holder of record of Fund shares purchased for the Plan pursuant to this Agreement (hereinafter, the “Record Owner”). The Record Owner shall properly complete any applications or other forms required by the Trust or its designated agent for the purposes of establishing or maintaining an account.

(b)	In those instances where Voya and/or its designated agent places net purchase and/or redemption orders with the Funds to correspond with Instructions received by Voya from the Participants and/or Plans via the National Securities Clearing Corporation’s Defined Contribution Clearance and Settlement Services, (the “DCCS”), Voya and/or its designated agent and the Trust or their designated agents will utilize the procedures listed in but not limited to those specified in Attachment C attached hereto (the “Automated Trading Procedures”).

(c)	To the extent that Voya places net purchase and/or redemption orders with the Funds to correspond with Instructions received by Voya from the Participants and/or Plans but does not utilize the DCCS, Voya and the Trust or their designated agents will adhere to either proprietary transmissions procedures or the procedures listed in but not limited to those specified in Attachment D attached hereto (the “Manual Transaction Procedures”).

4.	Prospectus and Proxy Materials

(a)	The Trust or its designated agent shall provide to the Record Owner on behalf of the Plans copies of the proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Funds’ shareholders. In addition, the Trust or its designated agent shall provide Voya with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Funds’ prospectuses as may be reasonably requested by Voya. If Voya requests, the Trust or its designated agent will provide Voya with a sufficient quantity of proxy materials for each Participant.

(b)	The cost of preparing, printing and shipping prospectuses, proxy materials, periodic fund reports and other materials of the Funds to Voya shall be paid by the Trust or its designated agent.

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(c)	The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Funds to the Plans or their Participants shall be paid by either Voya, the Plans, or the Plan Sponsors, as determined by Voya’s agreements with the Plan Sponsors, and shall not be the responsibility of the Trust, Distributor, or their designated agents.

5.	Compensation

(a)	In consideration of the Administrative Services and performance of all other obligations under this Agreement, including those in Section 8 if applicable, by Voya, the Funds and/or Adviser will pay to Voya a fee (the “Administrative Services Fee”) as specified in Attachment A.

(b)	It is agreed that the Administrative Services Fee provided under this Section 5 shall be payable as described in Attachment A. The parties agree that the payments by the Funds and/or Adviser to Voya are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs for sales or of distribution.

(c)	In those instances where trading is performed via the DCCS, to the extent possible, the payment for the fees in Attachment A will be transmitted electronically to Voya. Otherwise all payments by the Funds and/or Adviser shall be made by a check payable to Voya and mailed to the following address or such other address as Voya may notify the other parties hereto from time to time:

Voya Institutional Plan Services, LLC

Accounts Receivable

P.O. Box 55181

Boston, MA 02205-8911

6.	Representations

(a)	Voya represents that it is authorized under an agreement with each Plan to implement the investment of Plan assets in the name of the Plan in shares of the Funds as directed by Participants, and to provide the Administrative Services for such Plan consistent with the terms of this Agreement, and that it has full power and authority to enter into and perform this Agreement. Voya also represents that it will promptly notify the other parties hereto in the event that Voya is for any reason unable to perform any of its obligations under this Agreement.

(b)	The Trust, Distributor, and Adviser each represents (severally, not jointly) that it has full power and authority to enter into and perform this Agreement. The Trust, Distributor, and Adviser each also represents (severally, not jointly) that it will promptly notify Voya in the event that it or its designated agents are for any reason unable to perform any of its obligations under this Agreement.

7.	Additional Covenants

(a)	Voya shall comply with all federal securities laws applicable to its performance of services contemplated by this Agreement.

(b)	Voya shall not make representations concerning the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by the Distributor or the Funds. Notwithstanding the foregoing, the

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Distributor acknowledges that Voya may obtain from third-party distributors of information (e.g. Lipper Analytical Services) performance information regarding the Funds and, further, utilize such performance information.

(c)	The Distributor shall comply with all laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement.

8.	Redemption Fees, Trade Restrictions, Market Timing, and Rule 22c-2

(a)	Voya acknowledges that the Funds may impose an investor-level redemption fee or trade restriction when shares of the Fund(s) are redeemed prior to the expiration of a specified holding period. The specific parameters surrounding the redemption fees with respect to applicable Funds are set forth in Attachment E.

(b)	Voya acknowledges that the Funds are intended as long-term investment vehicles and that market-timing or other abusive trading in the Funds by certain shareholders may negatively impact remaining shareholders within the Funds. Voya agrees to reasonably cooperate with the Distributor and the Funds in their efforts under the Funds’ policy to monitor and prevent such abusive trading, as further described in Attachment E.

9.	Use of Names

Except as otherwise expressly provided for in this Agreement, neither the Trust, Distributor, Adviser, nor the Funds shall use any trademark, trade name, service mark or logo of Voya, or any variation of any such trademark, trade name, service mark or logo, without Voya’s prior written consent, which consent may not be unreasonably withheld. Except as otherwise expressly provided for in this Agreement or as otherwise necessary to perform services contemplated under this Agreement, Voya shall not use any trademark, trade name, service mark or logo of the Trust, Distributor, Adviser, or the Funds, or any variation of any such trademark, trade name, service mark or logo (except in any material that simply lists the Funds’ names) without the prior written consent of the Trust, Distributor, Adviser, or the Funds (as appropriate), which consent may not be unreasonably withheld.

10.	Confidentiality

Voya, the Trust, Distributor, and Adviser agree to keep confidential all proprietary data software, processes, information and documentation related to this Agreement, including but not limited to the personally identifiable information of Plans, Plan Representatives and Participants (“Confidential Information”), except as may be necessary to perform under this Agreement or as otherwise may be agreed to from time to time by the parties in writing or required by law. The parties agree that Confidential Information will be used solely for the purpose of performing under this Agreement, and the Confidential Information will not be disclosed by any party and will be kept in the strictest confidence by the parties; provided, however, that the Confidential Information may be disclosed to the directors, officers, employees, agents, third party service providers and/or authorized representatives (each a “Business Partner”) who need to know such information for the sole purpose of performing under this Agreement (it being understood that such Business Partners shall be informed by the disclosing party of the confidential nature of the Confidential Information and shall be directed by the disclosing party not to disclose the Confidential Information and to treat the Confidential Information in the strictest confidence in accordance with the provisions of this Agreement). It is further agreed that the disclosing party will indemnify and hold the other party harmless for any losses, costs, damages, liabilities or expenses (including fees and expenses of counsel) caused by or resulting from any use or disclosure of the Confidential Information by the disclosing party or their Business Partners, or any breach of the

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provisions set forth in this Section by the disclosing party or its Business Partners. Upon termination of this Agreement, each party shall return to the other party all copies of Confidential Information upon request of the other party, except to the extent such Confidential Information is retained as part of such party’s automated archival or backup system or is otherwise required to be retained by applicable law, rule, or regulation; provided that if and to the extent such Confidential Information is retained it shall be, for so long as it is retained, subject to the confidentiality provisions of this Agreement.

11.	Indemnification

(a)	Voya agrees to indemnify and hold harmless the Trust, the Funds, Distributor, Adviser, and their affiliates, and each of their officers, employees and agents (each a “Fund Indemnified Party”) against any losses, claims, damages, liabilities, suits or actions to which a Fund Indemnified Party may become subject insofar as those losses, claims, damages, liabilities, suits or actions in respect thereof arise out of or are based on (i) Voya’s negligence, bad faith or willful misconduct in performing its obligations hereunder; (ii) any material breach by Voya of any provision of this Agreement, including any breach by Voya of a representation or warranty made in this Agreement; or (iii) the Fund Indemnified Party’s acceptance of and reliance on any transaction or account maintenance information from Voya; provided, however, that Voya will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the Fund Indemnified Party in the performance of the Fund Indemnified Party’s obligations under this Agreement.

(b)	The Trust, the Funds, Distributor, and Adviser (collectively, the “Fund Parties” and each a “Fund Party”) each (severally, not jointly) agrees to indemnify and hold harmless Voya, its affiliates, and each of its officers, employees and agents (each an “Voya Indemnified Party”) against any losses, claims, damages, liabilities, suits or actions to which any Voya Indemnified Party may become subject insofar as those losses, claims, damages, liabilities, suits or actions in respect thereof arise out of or are based upon (i) such Fund Party’s negligence, bad faith or willful misconduct in performing its obligations hereunder; (ii) any material breach by such Fund Party of any provision of this Agreement, including any breach by such Fund Party of a representation or warranty made in this Agreement; or (iii) Voya’s acceptance of and reliance on any transaction or account maintenance information from such Fund Party; provided, however, that the the Fund Parties will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the Voya Indemnified Party in the performance of Voya’s obligations under this Agreement. Additionally, the Trust shall indemnify and hold harmless Voya against any amount Voya is required to pay Participants, Plans or Plan Representatives due to an incorrect calculation of a Fund’s daily net asset value, dividend rate or capital gain distribution rate or the incorrect or late reporting of the daily net asset value, dividend rate or capital gain distribution rate of a Fund. The Trust will immediately pay such amount to Voya upon the Trust’s receipt of written notification of the amount, with supporting data. The Trust shall also be liable to Voya for systems and out-of-pocket costs incurred by Voya in making the Participants’ or Plans’ accounts whole, if such costs or expenses are a result of a Fund’s failure to provide timely or correct net asset values or dividend, capital gains or financial information.

(c)	Promptly after receipt by a party entitled to indemnity under this Section (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made

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against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party will bear the expense of any additional counsel obtained by it and the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. Neither the Indemnified Party nor the indemnifying party may settle any action without the written consent of the other, which consent will not be unreasonably withheld.

(d)	Each party represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

12.	Limitation of Liability

(a)	Notwithstanding anything contained herein to the contrary, the Fund Parties agree that they are responsible (severally, not jointly) with respect to any liability (excluding consequential damages) to which Voya shall be subjected as a result of their respective action or failure to act in the performance of their respective duties hereunder including liability arising from (i) Voya’s compliance with any direction given in accordance with this Agreement by such Fund Party, (ii) Voya’s reliance on any information provided pursuant to this Agreement by such Fund Party including, without limitation, any applicable net asset value, dividend, capital gains or mil rate information provided by such Fund Party, or (iii) Voya’s failure to act resulting from the failure of such Fund Party to provide necessary information or directions on a timely basis as requested by Voya or as contemplated under this Agreement.

(b)	Voya agrees that it is responsible with respect to any liability or claim of liability (excluding consequential damages) to which any Fund Party shall be subjected as a result of Voya’s action or failure to act in the performance of its express duties hereunder.

(c)	Notwithstanding (a) or (b) above, neither Voya nor any Fund Party shall be responsible with respect to any liability arising from acts or omissions by the Funds’ transfer agent or any fiduciary or Plan Sponsors.

13.	Force Majeure

Except for payment obligations hereunder, in the event that any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other party for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the foregoing, this clause shall not excuse the parties from having reasonable disaster recovery plans in place.

14.	Choice of Law

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This Agreement will be governed and construed according to the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflict of law thereof.

15.	Amendment

Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

16.	Notices

All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, sent by express delivery or registered or certified mail (return receipt requested) or sent by email in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at the address below or at another address specified by it in a notice to the other parties hereto.

To Voya:	Voya Institutional Plan Services, LLC
30 Braintree Hill Office Park Braintree, MA 02184
Attn: Legal Department Email:

To Distributor:	Northern Lights Distributors, LLC
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022 Attn: General Counsel
Email: legal@ultimusfundsolutions.com

To the Trust:	Tributary Funds, Inc.
1620 Dodge Street
Omaha, NE 68197 Attn: Legal
Email: clientservices@tributarycapital.com

To Adviser:	Tributary Capital Management, LLC 1620 Dodge Street
Omaha, NE 68197 Attn: Legal
Email: clientservices@tributarycapital.com

Any notice, demand or other communication given in a manner prescribed in this Section 16 shall be deemed to have been delivered on receipt.

17.	Successors and Assigns

This Agreement may not be assigned (except to an entity having the same ultimate ownership and the ability to perform services contemplated under this Agreement) without the written consent of all parties to this Agreement at the time of such assignment. The assignment of this Agreement shall not change the obligations, rights or responsibilities under this Agreement and it shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

18.	Termination

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(a)  This Agreement may be terminated by any party (i) upon sixty(60) days’ prior written notice to the other parties or (ii) immediately upon written notice to the other parties in the event that:

(1) Voya becomes unable for any reason to perform the services contemplated by this Agreement; or

(2) The Funds cease to be investment alternatives under the Plans; or

(3) A material breach by a party occurs, which material breach is not cured within thirty (30) days after notice from the other party.

(b)	Termination of this Agreement shall not affect the respective obligations of the parties to make settlement on purchase and/or redemption orders under Section 3 and accompanying Attachments or provide compensation under Section 5 with respect to services provided by Voya prior to such termination, and shall not affect the Funds’ obligation to maintain the accounts in the name of any Plan or any successor trustee or recordkeeper for such Plan. Following termination, neither the Funds nor Adviser shall have any Administrative Services payment obligation to Voya.

19.	Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

20.	Survival

The provisions of Sections 9 (Use of Names), 10 (Confidentiality), and 11 (Indemnification) of this Agreement shall survive termination of this Agreement.

21.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

22.	Waiver and Severability

(a)	A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default. Failure or delay by a party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such terms or conditions.

(b)	If any provision contained in this Agreement should be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.	Anti-Money Laundering

Each of the parties to this Agreement represents and warrants that, to the extent required by applicable federal, state or local law, it has adopted programs, policies and procedures designed to detect and prevent money laundering.

24.	Entire Agreement

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This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter dealt with herein and supersedes all previous agreements, written or oral, with respect to such matters. Nothing contained in this Agreement is intended to convey rights to any third parties such as Plans, Plan Participants, or trusts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first set forth above.

VOYA INSTITUTIONAL PLAN SERVICES, LLC		NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Scott Stevens	By:	/s/ Kevin Guerette

Name:	Scott Stevens	Name:	Kevin Guerette

Title:	Vice President	Title:	President

TRIBUTARY FUNDS, INC.		TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen Wade	By:	/s/ Mark Wynegar

Name:	Stephen Wade	Name:	Mark Wynegar

Title:	President	Title:	President

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Attachment A

AVAILABLE FUNDS AND APPLICABLE FEE

Except as otherwise specified below, this Agreement applies to all Funds and shares of Funds that are offered by the Trust through Distributor.

For services rendered by Voya under this Agreement, Voya shall receive the following fees:

Fund	Share Class	Service Fee	Total Fee
Tributary Balanced Fund	Institutional Class	25bps	25bps
Tributary Balanced Fund	Institutional Plus Class	10bps	10bps
Tributary Income Fund	Institutional Class	25bps	25bps
Tributary Income Fund	Institutional Plus Class	5bps	5bps
Tributary Nebraska Tax-Fee Fund	Institutional Plus Class	5bps	5bps
Tributary Short-Intermediate Bond Fund	Institutional Class	25bps	25bps
Tributary Short-Intermediate Bond Fund	Institutional Plus Class	5bps	5bps
Tributary Small Company Fund	Institutional Class	25bps	25bps
Tributary Small Company Fund	Institutional Plus Class	10bps	10bps
Tributary Small/Mid Cap Fund	Institutional Class	25bps	25bps
Tributary Small/Mid Cap Fund	Institutional Plus Class	10bps	10bps

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Attachment B

ADMINISTRATIVE SERVICES

Voya shall perform Administrative Services required by this Agreement regarding a Plan, including the following:

1.	Maintain separate records for each Participant under the Plan, which records shall reflect the shares purchased and redeemed and share balances of such Participants. The Trust through its transfer agent or other designated agent will maintain a single master account with each Fund on behalf of the Plan and such account shall be in the name of Voya (or its nominee) or the trustee or custodian of the Plan (or its nominee) as the record owner of shares owned by the Plan.

2.	Disburse or credit to the Plan all proceeds of redemptions of shares of the Funds and all distributions not reinvested in shares of the Funds.

3.	Prepare and transmit to the Plan and/or Participants, as required by law or the Plan’s service agreement, periodic statements showing the total number of shares/units owned by the Participants as of the statement closing date, purchases and redemptions of Fund shares/units by the Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plan.

4.	Directly and/or through its designated agent transmit purchase and redemption orders to the Funds on behalf of the Plan in accordance with the procedures set forth in Section 3 and Attachment C or D, as applicable, to this Agreement.

5.	Distribute to the Plan and/or Participants, as appropriate, copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6.	Maintain and preserve all records that applicable law requires Voya to maintain and preserve in connection with providing the Administrative Services for the Plan.

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Attachment C

AUTOMATED TRADING PROCEDURES

1.	Voya and/or its designated agent will place and the Distributor or its designated agent will accept orders for a net purchase or net redemption of the Fund shares under the rules of the DCCS.

2.	For all daily valuation investments, the Trust or its designated agent will provide to Voya on each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”) the Funds’ net asset value, dividend and capital gains information, as applicable, and, in the case of income funds, the daily accrual for interest rate factor (mil rate) determined as of the close of regular trading on the Exchange (currently 4:00 p.m. Eastern Standard Time) (the “Close of Trading”). The Trust or its designated agent will provide such information to Voya via the DCCS Mutual Fund Profile System by no later than 6:30 p.m. Eastern Standard Time, or by such other deadline as mutually agreed upon, on each Business Day. In the event any Fund or its designee does not furnish such pricing information by 9:00 p.m. Eastern Standard Time, the parties agree to discuss in good faith possible reimbursement for reasonable and documented costs (as examples, staff overtime expenses and losses resulting from Voya’s delayed processing of trade cycles) incurred by Voya as result of such Fund or its designee not furnishing such information by such time. Changes in pricing information will be communicated to both NSCC and Voya Financial or its affiliate. The parties agree to keep confidential all information and documentation related to this provision of the Agreement and no party to this Agreement may disclose this provision of the Agreement to any third party.

3.	On each Business Day, Voya may receive instructions from the Plans and/or Participants for the purchase or redemption of shares of the Funds (“Orders”). Orders received and accepted by Voya prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day) (the “Trade Date”) will be transmitted to the Trust or its designated agent consistent with the requirements of DCCS and by a time no later than 9:00 a.m. Eastern Standard Time on the next Business Day (“Trade Date + 1”) and will be executed by the Trust or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date.

4.	Voya represents that Instructions received after the Close of Trading on any given Business Day will be transmitted to the Trust or its designated agent on the next Business Day using that day’s net asset value. Net settlement shall occur within the requirements of the DCCS Service.

5.	Trust or its designated agent will transmit confirmations of such Orders via the DCCS by no later than 11:00 a.m. Eastern Standard Time on Trade Date + 1.

6.	Settlement of all Orders, including Orders that are processed on an “as of” basis by mutual agreement, shall occur via federal funds wire by no later than the end of the Business Day on Trade Date + 1.

7.	The Trust or its designated agent will transmit to Voya and/or its designated agent via the DCCS Networking those activity files reflecting all account activity including, but not limited to, closing account balances, purchases, redemptions, capital gains, dividends, price and share adjustments. Such information shall be received by Voya by no later than the Business Day next following Trade Date + 1 (“Trade Date + 2”).

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8.	If due to system error Voya and/or its designated agent is unable to process Orders for net purchases or net redemptions of the Fund under the rules of the DCCS, or in the event that the DCCS system is not available or Voya is unable to process orders for net purchases and/or net redemptions of the Fund via the DCCS, then Voya shall follow the Manual Transaction Procedures listed on Attachment D.

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Attachment D

MANUAL TRANSACTION PROCEDURES

1.	The parties shall follow the procedures set forth on this Attachment D for manual processing.

2.	For all daily valuation investments, the Trust or its designated agent will provide to Voya on each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”), the Funds’ net asset value, dividend and capital gains information, as applicable, and, in the case of income funds, the daily accrual for interest rate factor (mil rate) determined as of the close of regular trading on the Exchange (currently 4:00 p.m. Eastern Standard Time) (the “Close of Trading”). The Trust or its designated agent will provide such information to Voya via facsimile or such other means as mutually agreed upon by no later than 6:30 p.m. Eastern Standard Time on each Business Day. In the event any Fund or its designee does not furnish such pricing information by 9:00 p.m. Eastern Standard Time, the parties agree to discuss in good faith possible reimbursement for reasonable and documented costs (as examples, staff overtime expenses and losses resulting from Voya’s delayed processing of trade cycles) incurred by Voya as result of such Fund or its designee not furnishing such information by such time. Changes in pricing information will be communicated to both NSCC and Voya Financial or its affiliate. The parties agree to keep confidential all information and documentation related to this provision of the Agreement and no party to this Agreement may disclose this provision of the Agreement to any third party.

3.	On each Business Day, Voya may receive instructions from the Plans and/or Participants for the purchase and/or redemption of shares of the Funds (“Orders”). Orders received and accepted by Voya prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day) (the “Trade Date”) will be transmitted to the Trust or its designated agent by 11:00 a.m. Eastern Standard Time on the next Business Day (“Trade Date + 1”) and will be executed by the Trust or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date.

4.	As mutually agreed upon by the parties, the Trust or its designated agent will either provide confirmations of such Orders (i.e. acknowledgements) or provide Voya with remote access to account information in order to enable Voya to confirm transactions on a daily basis.

5.	Settlement of all Orders shall occur by the end of the Business Day on Trade Date + 1. Payments for net purchase and/or net redemption Orders shall be made by wire transfer by the Plan (for net purchases) or by the Funds (for net redemptions) to the account designated by the appropriate receiving party.

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Attachment E

SHORT-TERM REDEMPTION FEES AND DATA REPORTING

Redemption Fee Information: N/A

Fund Company:

Do any of the Funds impose Redemption Fees?

Do these fees apply to Retirement Accounts (401(k), 457, 403(b), 401(a), etc.)?

Primary Fund Redemption Fee Contact Information:
Name:
Title:
Phone:
Fax:
Email:

Method of Accounting:

Minimum Fee per Transaction:

Are components of Funds of Funds subject to or exempt from the Redemption Fee policy?

Which transactions are required to be tracked for Fund Redemption Fee liability?
Sponsor Directed Plan / Fund Conversions In:
Participant Directed Exchanges In:
Systematic Exchanges In:
Contributions / Rollover:
Loan Repayments:

Wiring Instructions

Wire Contact Instructions:

Wire Instructions:

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Wire Frequency:

Fund Information

As of:

Ticker	Family	Fund Name	Fee Charge (%)	Fee Term (Days)

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Reporting Requirements:

1.	Upon the reasonable written request of the Trust or its designated agent, Voya agrees to provide the Trust or its designated agent with Participant (hereinafter “Shareholder(s)”) trade activity reporting information including the taxpayer identification number, if known or reasonably obtainable, of any or all Shareholder(s) of the Fund investment account, and the transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained by Voya for the benefit of certain Retirement Benefit Plans, as described in this Attachment E above, during the period covered by the request (“Requested Information”).

2.	Each request must be provided in a time and manner mutually agreed to by the parties to the Agreement and set forth a specific reporting interval, not to exceed 120 days, for which transaction information is sought. The Trust or its designated agent may request transaction information older than 120 days from the date of the request as it reasonably deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. Unless otherwise directed by the Trust or its designated agent, Voya shall provide the Requested Information for each trading day.

3.	Voya shall transmit the Requested Information that it has on its recordkeeping system to the Trust or its designated agent no later than five (5) Business Days after receipt of the request. The format for any Requested Information provided to the Trust or its designated agent shall be consistent with the NSCC Standardized Data Reporting Format or such other format as mutually agreed to in writing by the parties to the Agreement.

4.	Neither the Trust nor its designated agent shall use the Requested Information for any purpose other than to monitor compliance with Fund trade restrictions, redemption fees and/or any other obligation imposed and defined by the Fund Prospectus. The Trust on its own behalf and on behalf of its designated agent agrees and acknowledges that any breach of the foregoing will result in irreparable harm to Voya and the Shareholder(s) for which there is no adequate remedy available at law. Voya shall be entitled to immediate injunctive relief, in addition to any other available legal remedy, to prevent any breach of this provision.

5.	Voya agrees to execute written instructions from the Trust or its designated agent to restrict or prohibit further purchases or exchanges from the Fund in question by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares that violate policies established by the Fund and, as reflected in this Attachment E, for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Such instructions must include the tax identification number and the specific restriction(s) to be executed. Voya shall execute the instructions not later than five (5) Business Days after receipt of the instructions. Voya agrees to provide written confirmation that instructions have been executed and such confirmation will be provided no later than ten (10) Business Days after the instructions have been executed.

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6.	For purposes of this Attachment E:

(a)	The term “Fund” includes that fund’s principal underwriter and transfer agent.

(b)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940, as amended, that are held by Voya.

The term “Shareholder” means the Plan participant, notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

5-2019